    Exhibit 99.1
Released : 20/09/2023

RNS Number : 1092N
Pendragon PLC
20 September 2023
Pendragon PLC

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THIS IS AN ANNOUNCEMENT FALLING UNDER RULE 2.4 OF THE CITY CODE ON TAKEOVERS AND MERGERS (THE "CODE") AND DOES NOT CONSTITUTE AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.7 OF THE CODE AND THERE CAN BE NO CERTAINTY THAT ANY FIRM OFFER WILL BE MADE.

For immediate release

20 September 2023

Pendragon PLC ("Pendragon" or the "Company")

Rejection of a highly conditional proposal from Hedin and Penske

The Board of Directors of Pendragon (the "Board") confirms that it unanimously rejected an unsolicited and preliminary proposal received today from Hedin Mobility Group AB (publ) ("Hedin") and PAG International Ltd. ("Penske") to jointly acquire the entire issued and to be issued share capital of Pendragon for 28 pence per share, in cash (the "Proposal"). The Proposal is subject to a number of conditions, including the completion of due diligence and external debt financing.

The Board carefully considered the Proposal, including taking advice from its advisers, and concluded that it fundamentally undervalues the Company and is therefore not in the best interests of shareholders or other stakeholders.

The Board is excited about the future prospects for Pendragon as a result of the transaction announced with Lithia Motors, Inc on 18 September 2023, which, if completed, will deliver a substantial cash dividend and create a pure play Software as a Service business with an accelerated growth plan and a strategic partnership to enter North America.

There can be no certainty that any firm offer will be made. Shareholders are advised to take no action at this time.

As required by Rule 2.6(a) of the Code, Hedin and Penske will be required, by not later than 5.00 p.m. on 18 October 2023, either to announce a firm intention to make an offer for the Company in accordance with Rule 2.7 of the Code or to announce that it does not intend to make an offer, in which case the announcement will be treated as a statement to which Rule 2.8 of the Code applies. This deadline may be extended with the consent of the Takeover Panel in accordance with Rule 2.6(c) of the Code.

This announcement is made without the consent of Hedin and Penske.

Enquiries:

Jefferies (Financial Adviser & Joint Corporate Broker)     +44 20 7029 8000

Philip Noblet

James Thomlinson
Thomas Bective

Jordan Cameron

Headland Consultancy (PR & Communications)         +44 20 3805 4822

Henry Wallers

Jack Gault

Notice related to financial adviser

Jefferies International Limited ("Jefferies"), which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting for Pendragon and no one else in connection with the matters set out in this Announcement. In connection with such matters, Jefferies will not regard any other person as their client, and will not be responsible to any persons other than Pendragon for providing the protections afforded to clients of Jefferies or for providing advice in relation to the contents of this announcement or any other matter referred to herein. Neither Jefferies nor any of its subsidiaries, affiliates or branches owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, in any statement contained herein or otherwise.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 26.1 disclosure

In accordance with Rule 26.1 of the Code, a copy of this announcement will be available (subject to certain restrictions relating to persons resident in restricted jurisdictions) at www.Pendragonplc.com, by no later than 12 noon (London time) on 21 September 2023. The content of the website referred to in this announcement is not incorporated into and does not form part of this announcement.

Rule 2.9 disclosure

In accordance with Rule 2.9 of the Code, as at the close of business on 19 September 2023 (being the business day prior to the date of this announcement), Pendragon confirms that it had in issue 1,396,944,405 ordinary shares of 5 pence each with voting rights and admitted to trading on the main market of the London Stock Exchange under the ISIN code GB00B1JQBT10. Pendragon holds no ordinary shares in Treasury.

END

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